Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES CHANGE IN AMVAC CHEMICAL SENIOR MANAGEMENT

Newport Beach, CA – July 6, 2010 – American Vanguard Corp. (NYSE:AVD) today announced that Mr. Trevor Thorley, Executive Vice President & Chief Operating Officer of the corporation’s subsidiary, Amvac Chemical Company, has resigned from his position in order to pursue other business interests. Mr. Thorley joined the company in January 2009 and since that time has been involved in managing several different functions.

Eric Wintemute, President & CEO of American Vanguard, stated, “Trevor is a very capable executive who has done great work for us at Amvac. The benefits of those efforts will surely contribute to our future success. We wish him all the best.”

In conjunction with this managerial change, the Company announced the promotion of Mr. James Lehman to the position of National Sales Manager. Mr. Lehman has served as Midwest Regional Sales Manager for the last 18 months and has distinguished himself through superior achievement and as an effective leader. Mr. Lehman joined Amvac from a successful sales management career at BASF and he holds a Masters degree in Ag Economics from North Dakota State University.

Mr. Wintemute commented, “Jim has demonstrated through his many Midwest regional accomplishments, and his authorship of our new sales incentive system, the kind of leadership that we seek for our national sales effort. He is energetic, customer-focused and extremely well prepared for assuming the responsibilities of this role. He will have the full support of the organization in further enhancing the effectiveness of our sales function.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com